Exhibit 10.25
SETTLEMENT AGREEMENT
     This Settlement Agreement (the “Agreement”) is made effective this 31st day of January 2007, by and among Vista.com, Inc. (“Vista”); Ticketmaster doing business as Citysearch.com (“Citysearch”); and John Wall, a private individual, on his own behalf and on behalf of his marital community (“Wall”).
     In this Agreement “the Parties” refers to Vista, Citysearch, and Wall and each is a Party. In consideration of the mutual covenants, promises and agreements contained herein, the Parties hereby agree to the following:
1. Recital:
1.1	The Lawsuit. On or about January 20, 2006, Vista filed a civil lawsuit Vista.com. Inc. v, IAC/Interactive Corp. d/b/a Citysearch.com in the Superior Court for King County, State of Washington, Case No. 06-2-03012-5 SEA. The awsuit was removed to the United States District Court for the Western District of Washington on or about February 17, 2006. The parties agreed to a substitution of parties, and the lawsuit is now pending in the Western District of Washington under the caption Vista.com. Inc. v, Ticketmaster d/b/a Citysearch.com, No. C06-239 TSZ (the “Lawsuit”). Citysearch answered and asserted counterclaims against Vista in the Lawsuit, and on or about August 29, 2006, asserted additional counterclaims against Wall. The Parties have now agreed to compromise their respective claims and to enter into this Agreement.

1.2	Resolution. This Agreement is entered into for the purpose of settling and resolving the Lawsuit, dismissing the claims therein with prejudice, and resolving and settling forever any other claims subject to the releases in this Agreement.
2. Payment and Releases
2.1	Payment by Vista to Citysearch, and Wall Guarantee and Joint Liability.
(a)	Vista agrees to pay Citysearch the sum of six hundred thousand dollars ($ 600,000.00) (the “Settlement Amount”) in immediately available funds on or before January 31, 2007 by wire transfer to the following account: [PROVIDE WIRE TRANSFER INSTRUCTIONS]. Time is of the essence.

(b)	Wall guarantees payment of Vista’s obligations under this Agreement and shall be jointly and severally liable for Vista’s obligation to pay the Settlement Amount, in an amount up to and including $500,000. By way of example: if Vista paid nothing under this Agreement, Wall shall be fully and equally liable and responsible for payment of $500,000 to Citysearch; if Vista paid $250,000 under this Agreement, Wall would be fully and equally liable and responsible for payment of the remaining $350,000; and if Vista paid $500,000 under this Agreement, Wall would be fully and equally liable and responsible for payment of the remaining $100,000.
2.2	Mutual Releases and Dismissal of Lawsuit
(a)	Upon payment of the Settlement Amount, Vista and Wall (on their own behalf and on behalf of any and all of their predecessors, successors, assigns, transferees, subsidiaries, affiliates, parents, officers, directors, shareholders, members, managers, employees agents and representatives, acting in such capacity and/or individually) release and discharge Citysearch (and its affiliates and representatives), and Citysearch (on its own behalf and on behalf of any and all of its predecessors, successors, assigns, transferees, subsidiaries: affiliates, parents, officers, directors, shareholders, members, managers, employees agents and representatives, acting in such capacity and/or individually) releases and discharges Vista (and its affiliates and representatives) and Wall, from any and all disputes, claims, controversies, rights, obligations, and/or causes of action of whatever kind or description whatsoever, known or unknown, that (a) arise from or relate to any contracts, relations, and/or dealings between Citysearch and Vista, or (b) arise from or relate to any fact, act and/or omission relating to any contracts, relations, and/or dealings between Citysearch and Vista, occurring or alleged to have occurred on or before the date on which this Agreement is made (collectively, the “Released Claims”). This includes a discharge of all obligations under any and all agreements between Citysearch and Vista, and includes a release of all companies and individuals who acted on behalf of any released Party with respect to any released claim or obligation. For clarity, all rights and obligations under the Product Purchase Line Agreement dated August 27, 2003 shall be deemed terminated and discharged.

(b)	Pursuant to this Agreement, all claims and rights of whatever kind with respect to the Released Claims are fully and completely released, waived, satisfied, discharged and settled. This release is intended to cover any and all future injuries, damages or losses arising from or relating to any of the Released Claims not now known to the Parties, but which may later develop, or be discovered; and the Parties expressly acknowledge that they may, at some later point, discover or learn facts or information that relate to the Released Claims that they do not now know or appreciate. The Parties nonetheless intends their discharge and release of all of the

Released Claims to be irrevocable and forever binding. This release also expressly includes recovery of any and all attorneys’ fees and costs to which the Parties are or might have been entitled under applicable federal, state or local law and/or provision with respect to any released claim.

(c)	The releases set forth in paragraphs 2.2(a and b) above do not include any rights or obligations contained within this Agreement, which are neither discharged nor released. The Parties reserve any claim for breach of this Agreement.

(d)	Following payment of the Settlement Amount, the Parties will prepare and promptly submit to the Court a stipulation and proposed order of dismissal of the pending Lawsuit in federal court with prejudice, and without costs or fees of any kind.
3. Miscellaneous
3.1	Governing Law. This Agreement and any other documents referred to herein shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

3.2	Forum Selection Clause. The Parties agree that any suit upon this Agreement shall be brought in the federal or state courts silud in King County, Washington.

3.3	Waiver of Trial by Jury. The Parties waive fully any and all right to trial by [ILLEGIBLE] in connection with any action to enforce any provision of this Agreement or any action relating to this Agreement, and acknowledge and agree that this waiver voluntary, knowing, and irrevocable with regard to any dispute or claim of whatever type arising out of or in any manner relating to this Agreement.

3.4	Entire Agreement. This is an integrated agreement. All agreements, understandings, covenants, representations and warranties, express and implied. oral and written, of the Parties hereto concerning the subject matter hereof are contained in this Agreement. No other agreements, covenants, understandings, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. No amendment, waiver, or modification of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Parties hereto.

3.5	Attorneys’ Fees. Each Party hereto shall pay their own attorneys’ fees and costs that have been incurred to date in this matter, including, without limitation, all attorneys’ fees and costs that have been incurred in the prosecution or defense of the Lawsuit. In the event of a breach of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees, costs and expenses incurred in enforcing the Agreement.

3.6	Independent Advice of Counsel. All Parties represent and declare that in executing this Agreement they relied solely upon their own judgment, belief and knowledge and the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements governing any matter made by any other Parties hereto or by any person representing any of such other Parties hereto.

3.7	Authorization. The Parties, and those signing on behalf of each of the Parties, represent and warrant that they, and each of them, are duly and lawfully authorized to enter into this Agreement.

3.8	Voluntary Agreement. All Parties further represent and declare that they have carefully read this Agreement and know the contents thereof and that they sign the same freely and voluntarily.

3.9	Captions. Paragraph titles or captions contained in this Agreement are used for convenience or reference only and are not intended to and shall not in any way enlarge, define, limit extend or describe the rights or obligations of the Parties or affect the meaning or construction of this Agreement, or any provision hereof.

3.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Such counterparts, when taken together, shall constitute but one agreement.

3.11	Execution by Facsimile. Execution of this Agreement via facsimile shall be effective and signatures received via facsimile shall be binding upon the Parties hereto and shall be effective as originals.

3.12	No Construction Against Any Party. Each Party is cooperating in the drafting and preparation of this Agreement. Hence, in any construction being made of this Agreement, the same shall not be construed either for or against any Party.

3.13	Benefit and Burden. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective marital estates, heirs, executors, administrators, representatives, successors, employees, agents and assigns.

3.14	Non-Waiver. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach shall not be deemed lo be a waiver of any other breach of the same or any other provision hereof.
THIS AGREEMENT is executed effective the date first above written.

VISTA.COM, INC

By:	/s/ [ILLEGIBLE]

Its:	CEO

TICKETMASTER D/B/A CITYSEARCH.COM

By:	/s/ [ILLEGIBLE]

Its:

JOHN WALL and his marital community

By:	/s/ John wall

Mr. John Wall